Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q4 2017 Big Lots Inc Earnings Call EVENT DATE/TIME: MARCH 09, 2018 / 1:00PM GMT

OVERVIEW:
BIG reported 4Q17 net sales of $1.642b and adjusted income of $109.3m or $2.57 per diluted share. Co. expects FY18 diluted EPS to be $4.75-4.95 and 1Q18 diluted EPS to be $1.15-1.22.

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MARCH 09, 2018 / 1:00PM, BIG - Q4 2017 Big Lots Inc Earnings Call

CORPORATE PARTICIPANTS
Andrew D. Regrut Big Lots, Inc. - VP of IR
Lisa M, Bachmann Big Lots, Inc. - Chief Merchandising & Operating Officer and EVP
Timothy A. Johnson Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

CONFERENCE CALL PARTICIPANTS
Alvin C Concepcion Citigroup Inc, Research Division - VP and Senior Analyst
Anthony Chinonye Chukumba Loop Capital Markets LLC, Research Division - SVP
Brian William Nagel Oppenheimer & Co. Inc., Research Division - MD & Senior Analyst
Daniel Ray Wewer Raymond James & Associates, Inc., Research Division - U.S. Hard Line Goods Analyst
Gabriella Olivia Carbone Deutsche Bank AG, Research Division - Research Associate
Matthew Robert Boss JP Morgan Chase & Co, Research Division - MD and Senior Analyst
Patrick Gerard McKeever MKM Partners LLC, Research Division - MD, Sector
Peter Jacob Keith Piper Jaffray Companies, Research Division - Principal and Senior Research Analyst
Sean Stephen Kras Barclays Bank PLC, Research Division - Research Analyst
Vincent J. Sinisi Morgan Stanley, Research Division - VP

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots Q4 2017 Earnings Conference Call. This call is being recorded. (Operator Instructions) At this time, I would like to introduce our first speaker, Andy Regrut, Vice President of Inventors Relations.

Andrew D. Regrut - Big Lots, Inc. - VP of IR

Thanks, Anthony, and good morning, everyone. Thank you for joining us for our fourth quarter conference call. With me here today in Columbus are Lisa Bachmann, Executive Vice President, Chief Merchandising and Operating Officer; and Tim Johnson, Executive Vice President, Chief Administrative Officer and Chief Financial Officer.

Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor Provisions as stated in our press release and SEC filings and that actual results can differ materially from those described in our forward-looking statements. All commentary today is focused on adjusted non-GAAP results. For the fourth quarter of fiscal 2017, this excludes the provisional tax expense of $4.5 million or $0.11 per diluted share associated with the revaluation of deferred tax assets resulting from new corporate tax legislation. Reconciliations of GAAP to non-GAAP adjusted earnings are available in today's press release.

I'll now turn the call over to T.J.

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Thanks, Andy, and good morning, everyone. Before we get into the review of our business, I would like to thank the investment community, both sell-side and buy-side for your well wishes and concerns for David, and we have shared those with him. In terms of an update, as you are all well aware, we announced in early December that David would be taking a temporary medical leave. As of today, David remains on medical leave. The

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MARCH 09, 2018 / 1:00PM, BIG - Q4 2017 Big Lots Inc Earnings Call

entire Big Lots family is looking forward to David's recovery and intend to keep you informed of developments as appropriate. As you may recall, since December, Lisa and I have carried out David's executive responsibilities backed by the deeply talented Big Lots Executive Leadership Team and Senior Leadership Team. In addition, Jim Chambers, the Non-Executive Chair of our Board, has provided valuable support to ensure that Big Lots continues to progress along the strategic path that has now led us to 17 consecutive quarters of meeting or exceeding our earnings guidance.

I'll now turn the call over to Lisa for an overview of our results from a merchandising perspective.

Lisa M. Bachmann - Big Lots, Inc. - Chief Merchandising & Operating Officer and EVP

Thank you, T.J., and good morning, everyone. Q4 was a good quarter for the company as our earnings results exceeded our expectations, and we made meaningful progress towards our long-term strategic initiatives.

From a sales perspective, comp store sales declined ever so slightly in Q4, down 0.1% compared to our guidance of flat to plus 2%. From a merchandising perspective, Soft Home was the best-performing category, up mid-single-digits, which is on top of the 6% increase last year with strength in Flooring, Bath and Decorative Textiles. Congratulations to Martha, Kevin and the BPARM team for another very good quarter. Our merchandising assortments are winning through the disciplines of QBFV, or quality, brand, fashion and value, and the team is doing a great job coordinating design styles and color palettes across the store.

Seasonal was up low single digits. Michelle, Steve and the entire team did a nice job improving taste levels in our assortments for Q4 with elevated quality and value statements in Christmas Trim, and Jennifer continues to find this Ownable category a destination when shopping.

Furniture was also up low single digits, on top of the 5% increase last year, with Mattresses being the best performer in the quarter. Jennifer continues to respond to newness as evidenced by the Mattress' performance, strong sell-through in our Roadshow Upholstery offering and the rustic farmhouse look in RTA and Casegoods. Robert and the team continue to move swiftly to deliver newness, and you'll see this more as we move through the spring season.

Consumables was slightly positive for the quarter as our branded expansion of OTC product and the strength of Health and Beauty was partially offset by softness in other areas of the business resulting from the timing of closeouts. Stephen and the team have seen success with new, expanded programs of branded merchandise as we continue to attempt to decrease our reliance on closeouts.

Hard Home was flat for the second consecutive quarter, encouraging results from the team considering this has been consistently losing space to Ownable categories as part of our Edit to Amplify.

Food was down slightly for the quarter, with growth in DSD and Specialty Foods for holiday, offset by the balance of the Food departments. Jennifer enjoyed our holiday food and candy assortments that Debbie and the team created, and our stores executed very well from a presentation perspective.

And finally, Electronics, Toys & Accessories was down to last year, which was planned, as this business has also consistently reduced or donated space to our Ownable and Winnable categories.

From a marketing perspective, we completed a successful relaunch of our Rewards program in Q4. Big Rewards, as it is now called, went to all stores and online in early November and was very well received by Jennifer, with enrollment and sales increasing throughout the quarter. Congratulations to the entire cross-functional KRA team involved in this refresh. In addition, we recently welcomed the newest member of our Executive Leadership Team. Steve Haffer joined the Big Lots family as our Chief Customer Officer. His background with extensive experience in e-commerce and customer engagement and acquisition will be instrumental as we strategize to grow our business. In addition, we're looking forward to his leadership as we reposition the Big Lots brand as a new kind of community retailer, which is targeted for an introduction this spring. Serve Big, Save Lots will be central to our communications on television through digital channels and in-store messaging as we look to serve alongside Jennifer.

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MARCH 09, 2018 / 1:00PM, BIG - Q4 2017 Big Lots Inc Earnings Call

And finally, our team continues to roll out the Store of the Future, which was unveiled at our investor and analyst conference last September. The test markets of Columbus and Phoenix, representing approximately 30 stores, have experienced very good results. Furniture, which is front and center in the store, has been the best-performing category as Jennifer is naturally drawn into the department as she enters the store. Seasonal and Home, which flank either side of Furniture, also have seen strong sales. We have approximately 180 stores from regions throughout the country slated for 2018, with Austin, Charleston and Myrtle Beach already completed just a few days ago.

I'll now turn the call over to T.J. to review the financial operating highlights from the quarter and the outlook for fiscal 2018.

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Thanks, Lisa. Net sales for the fourth quarter of fiscal 2017 were $1.642 billion versus the $1.579 billion we reported last year, with the increase resulting from an extra week of operations in the quarter, partially offset by a lower store count year-over-year. Comparable store sales for stores opened at least 15 months plus e-commerce sales decreased 0.1%, compared to our guidance of flat to plus 2%. November was the strongest month in the quarter, which was in line with our expectations given the opportunities to comp sales based on last year's national election. December comps were down this year, which was planned, as Jennifer continues to shop later and later each year, and the extra pre-Christmas day actually falls into January on our calendar. January ended flattish as the extra pre-Christmas shopping day and strong after-Christmas sales trends moderated through the month, and we know weather played a factor in many of our major markets.

Adjusted income for the fourth quarter was $109.3 million, or $2.57 per diluted share, which is above our previously communicated EPS guidance of $2.35 to $2.40, and represents a 14% increase over last year's adjusted income of $102.0 million, or $2.26 per diluted share. We estimate that the impact from new corporate tax legislation was approximately $0.11 per diluted share. So on an apples-to-apples basis, Q4 EPS was $2.46, or 9% higher than last year.

The gross margin rate for Q4 was 41.5%, a 10 basis point improvement over last year's fourth quarter rate, better than our guidance of a slight decline as a result of favorable shrink results. Total adjusted expense dollars were $514 million and the adjusted expense rate of 31.3% was 30 basis points higher than last year's adjusted rate resulting from certain fixed costs delevering on a flat comp and reflecting some tightness in our outbound transportation markets. Interest expense for the quarter was $2.0 million compared to $1.3 million last year.

Moving on to the balance sheet, Inventory ended fiscal 2017 at $873 million compared to $859 million last year. Inventory levels per store were up 3% to LY, partially offset by a lower overall store count year-over-year. Inventories ended the year on our forecast and appropriately positioned by category. The 3% increase per store reflects some timing due to the 53rd week, as we are building inventory for Furniture and tax time, and also for Lawn and Garden in early February, which is reflected in our year-end balances.

During Q4, we opened 5 stores and closed 15, leaving us with 1,416 stores and total selling square footage of 31.4 million. For the year, we opened 24 new stores. A large majority of our new store openings continue to be relocations within the same market, allowing us to be more appropriately sized to support our Ownable categories of Furniture and Seasonal. We also closed 40 locations during 2017 for a net reduction of 16 stores, or approximately 1%. This result compares favorably to our initial annual guidance, which called for a net introduction of 20 stores.

Capital expenditures in fiscal 2017 were approximately $143 million, which is in line with our forecast and above the $90 million we invested last year. The increase in CapEx was planned and aligns to our communicated strategic investments in Store of the Future, our new California DC, our new corporate headquarters and a higher number of new store openings year-over-year.

Depreciation expense for the quarter was $29.6 million, or essentially flat to last year. Cash flow, defined as cash provided by operating activities less CapEx, was approximately $110 million compared to our prior outlook of $180 million.

The variance in cash flow was attributed to 3 key factors. First, vendor payable terms, where we are utilizing the strength of our balance sheet to partner with key vendors who have proactively stepped forward with options or opportunities to support our strategic initiatives. Second, the timing of the 53rd week pulled our February rent check into fiscal 2017 cash payments. And third and finally, select payments that were originally

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MARCH 09, 2018 / 1:00PM, BIG - Q4 2017 Big Lots Inc Earnings Call

planned for 2018 were pulled forward into fiscal 2017 in order to enhance our tax reform savings opportunities. The entirety of our cash flow was returned to you, our shareholders.

We ended fiscal 2017 with $51 million of cash and cash equivalents, and $200 million of borrowings under our credit facility. This compared to $51 million of cash and cash equivalents and $106 million of borrowings under our credit facility last year. Our increase in debt year-over-year is primarily a result of higher CapEx investment and the 3 cash flow factors I just mentioned.

For the full year fiscal 2017, we returned $195 million of our cash to shareholders in the form of quarterly dividend payments of $45 million, and share repurchases of $150 million. As a reminder, our share repurchase investment of $150 million for the year totaled 3.1 million shares at an average price of $48.04, or approximately 11% below yesterday's closing price. We believe this strategy adds long-term value and is an important enhancement of overall shareholder return.

Before discussing guidance, I want to spend a moment sharing a few thoughts on the expected impact of corporate tax reform. Similar to other retailers, we expect the legislation recently signed into law will lower our blended tax rate in fiscal 2018. The company expects to realize a cash benefit of approximately $35 million and is planning to reinvest into the business approximately 70% of the benefit, while returning the remaining 30% to you, our shareholders. The company plans for the reinvestment to focus primarily towards our associates, to increase engagement, improve our competitive positioning and enhance our comprehensive benefits offering with the goal of becoming more of an employer of choice. In addition to our teams, we also intend to invest a portion of these savings into the introduction of our new brand identity with more extensive television and media coverage, while also testing certain extended delivery and shipping capabilities from our e-commerce platform.

Moving on to guidance. For fiscal 2018, we estimate full year income to be in the range of $4.75 to $4.95 per diluted share, representing a 7% to 11% increase compared to adjusted income of $4.45 per diluted share in 2017. As a reminder, fiscal 2017 was operating under a 53-week retail calendar, and we estimate the impact of the extra week added approximately $0.09 per diluted share for the year. Our fiscal 2018 guidance is based on a comparable store sales increase in the low single digits and total sales flat to up slightly as the comp increase is expected to be partially offset by a lower overall store count.

The gross margin rate for fiscal 2018 is expected to be up slightly compared to last year. As mentioned in our Q4 remarks, we are continuing to see favorable and lower shrink results from our store inventories. Congratulations to Nick and the Stores team and Steve and the Asset Protection group for their passion and hard work to leverage new systems and new processes. We also expect some level of favorable impact from our merchandising mix assuming Ownable categories and Soft Home outperform. Offsetting some of this good news are the likely challenges and pressures from rising product and transportation costs and yet to be determined is what, if any, tariff actions actually occur.

From an SG&A perspective, expenses as a percent of sales are expected to increase year-over-year. The core operations of the business prior to our strategic investments are actually expected to generate some SG&A leverage on a low single-digit comp. The forecasted overall deleverage results solely from communicated investments in Store of the Future and our new corporate headquarters, along with today's announced decision to reinvest roughly $25 million of tax reform savings, an amount which moves from below the line or after-tax to above the line and included in our operating profit results.

For our e-commerce operations, we're estimating net sales of approximately $32 million to $35 million and a net operating loss in the range of $9 million to $10 million. This compares favorably to net sales of approximately $24 million and a net operating loss of approximately $11 million last year.

For the year, capital expenditures are expected to be approximately $225 million to $230 million. Maintenance capital is estimated to be about $50 million to $55 million, which covers our stores and our DCs. Investments in the market-based rollout of Store of the Future will represent approximately $50 million in 2018. New store capital is estimated to be approximately $20 million for opening 30 new stores, the majority of which will continue to be relocations. We also estimate in this model we could close as many as 40 stores. Next, investments in our new California distribution center are expected to be approximately $60 million in fiscal '18. And finally, investments in other strategic initiatives will represent approximately $40 million to $45 million of CapEx in 2018.

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MARCH 09, 2018 / 1:00PM, BIG - Q4 2017 Big Lots Inc Earnings Call

Depreciation expense for fiscal '18 is forecasted at approximately $120 million against $117 million in 2017. Looking at the rest of the P&L, interest expense is expected to be approximately $8 million and the effective income tax rate is expected to be in the range of 25.5% to 26.5%. We believe this level of financial performance will result in cash flow of approximately $120 million to $130 million.

In support of our shareholder return initiatives, we anticipate returning approximately $150 million to you, our shareholders, during fiscal 2018. We announced today, our Board of Directors approved a new share repurchase program providing for the repurchase of up to $100 million of our common shares. Assuming completion during 2018, we estimate the average diluted share count to be approximately 41 million to 42 million shares. Also, announced in a press release earlier today, the Board of Directors voted unanimously to increase the company's quarterly dividend rate by approximately 20% by declaring a quarterly cash dividend of $0.30 per common share payable on April 6, 2018, to shareholders of record as of the close of business on March 23, 2018. We believe the increased dividend rate displays the Board's confidence in this team, our strategies, and our ability to continue to execute consistently and generate significant cash flow. Assuming our fiscal '18 guidance, this new dividend rate represents approximately a 25% payout ratio, which we believe is appropriate for our company, competitive in our peer group and well within the liquidity and cash flow potential of the business. We estimate quarterly dividend payments at this higher quarterly rate will result in approximately $50 million returned to our shareholders. So $100 million in share repurchases plus $50 million in dividend payments equals $150 million for fiscal 2018 or approximately 7% of our market cap.

In terms of our first quarter guidance, we estimate income to be in the range of $1.15 to $1.22 per diluted share, representing a flat to 6% increase compared to last year's income of $1.15 per diluted share. Our guidance assumes comps in the range of flat to slightly negative, acknowledging February sales were below LY for a couple of identifiable reasons. And also, encouragingly, we have witnessed improved performance over the last week to10 days.

Moving on from sales, the gross margin rate for the first quarter of fiscal 2018 is expected to be higher than last year, and the expense rate is expected to be higher than last year.

I'll now turn the call over to Andy.

Andrew D. Regrut - Big Lots, Inc. - VP of IR

Thanks, T.J. Anthony, we would now like to open the lines for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from Anthony Chukumba with Loop Capital Markets.

Anthony Chinonye Chukumba - Loop Capital Markets LLC, Research Division - SVP

I guess, my question was on the Furniture business. It did comp positive but it was low single digits, and it seems like that's really slowed down over the last few quarters, and I was just wondering what you attributed that to and what you can do to potentially change that trajectory.

Lisa M. Bachmann - Big Lots, Inc. - Chief Merchandising & Operating Officer and EVP

Anthony, it's a fair question given our low single-digit comps from the last quarter. And I'll start by saying that we're very committed to this category and its growth potential, both from a long-term perspective and also from a short-term standpoint. We have a lot of great initiatives in place. I would tell you that Jennifer really has responded and loves the fashion and newness that we have delivered, both in our Mattress assortment from Serta, along with Upholstery -- recently within our roadshow. So we are acting swiftly to continue to deliver upon that newness for her. I would tell

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MARCH 09, 2018 / 1:00PM, BIG - Q4 2017 Big Lots Inc Earnings Call

you that over the long term, there's many strategic initiatives that we're looking at. We have seen success certainly with our financing, and very meaningful success. And we believe that there's opportunity that will continue there. We're testing opportunities within our lease to purchase. Very recently, we offered Jennifer a $49 down payment, which was really successful for us, and we will continue to test other key transaction-type items in the spring and also looking at our financing programs, including our Big Lots credit card and the opportunities that may exist there. Again, from a merchandising perspective, quality and newness continues to just be a real focus for us, and we will continue, as I said, to introduce newness because Jennifer is expecting that. You're going to see a lot coming from us from a marketing standpoint as well, beginning with better presentations and the way in which we're presenting the product in our digital and television and really helping Jennifer understand how to decorate her home with our furniture. E-commerce is also another great opportunity for us, and we've recently introduced supplier direct fulfillment in a great assortment of product, more of an extension of what we're able to offer in our stores, and we're also looking to introduce nonparcel in spring, again giving us opportunity to deliver more assortment to Jennifer than we're capable of doing today.

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

And I think a couple of things, Anthony, I would add. From a Stores perspective, Nick and his teams rolled out Furniture sales training 2.0 during the fall season. Clearly, our associates and store team leaders understand to win in their store, they have to win in Furniture, so they've really rallied behind that. I would also point out that we're very encouraged by the results that we see in Furniture in our Store of the Future stores, where we've pulled it forward, given it more air or more space to kind of -- to breathe, so that Jennifer can actually see and picture that product in her living room or in her home, which is, again, a key challenge that she has. She needs our help in terms of how to decorate her home, and I think Store of the Future does a great job in moving towards that. So I think as Lisa mentioned, there's a number of different long-term strategic ideas and initiatives to continue to focus and grow this category. In the short term, it's all about newness and freshness, and Robert and the team are all over it. So I think we feel very good about where we're heading for the balance of the spring season and, more importantly, long term.

Operator

Our next question comes from Patrick McKeever with MKM Partners.

Patrick Gerard McKeever - MKM Partners LLC, Research Division - MD, Sector Head & Senior Analyst

T.J., you mentioned February was below last year, and there were a couple of reasons. Just wondering if you could run through those couple of reasons? And then number two, e-commerce -- I mean, it's growing nicely. I guess, the guidance for 2018 implies close to 40% year-over-year growth, but still a decent loss anticipated there, and $30-plus million relative to your total business is just very small. So my question is just, thinking about e-commerce strategically, since you rolled it out, I guess, 2, 3 years ago, what are your longer-term thoughts now at this juncture on e-commerce and the role it will play just in the business overall?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

So Patrick, I'll speak to February and then maybe Lisa and I could tag team on e-commerce. I'll take a step back even and go into fourth quarter. As we kind of step through November, December, January for you all and help you understand the cadence. If you were to look at Q4 relative to the midpoint of the range, I would say 2/3 to 75% of the variance to the middle of our comp range all came in the month of January. And it all came in the middle of the parts of January where we know, as we're introducing Lawn and Garden in our warmer stores and really throughout the country and as we're building Furniture and Furniture starts to become more an important part of the business, each of those categories, weather matters. Weather matters for Furniture because it's cash and carry. Weather matters for Lawn and Garden because we're asking her to go to a new season and start to think about outdoor. It's not an excuse, but it's important that you understand that we understand where we're off track, or where we might have come up a little bit short in the fourth quarter, it was really about the middle part of January. November and December were very close to our internal plans. Taking that thought process forward, Patrick, we look at February and I think oftentimes, we think about February last year and all the miss that was related to tax refund activity, and that was very well documented. I think what wasn't as well documented was the fact that it was one of the more milder Februaries on record in the last 50 years. Again, that matters in our business when we think about the introduction

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MARCH 09, 2018 / 1:00PM, BIG - Q4 2017 Big Lots Inc Earnings Call

of Lawn and Garden in the new season. It matters when we're asking Jennifer to essentially buy it today, take it home today in her car, truck or otherwise. So again, it's not an excuse. It's something we need to understand how that impacts our business. That was a challenge in the first couple weeks of February. I think the second piece to my prepared comments that we understand is that Presidents' Day and that Presidents' Day week was very difficult in the Furniture business, and I think there were a couple of select competitors out there, that Lisa can kind of accentuate, that were very, very promotional and, from our view, bought the business. That's not our model, and it was a challenge in that Presidents' Day time period. I'm more encouraged though that when we came out of that in the last week of February and even in the first week of March, as things have normalized a little bit more, our business responded. It responded in total and it responded in Furniture and in Lawn and Garden. To accentuate the point even further, Patrick, we know that our best-performing regions in the country during fourth quarter and in February were the West Coast regions. It's no surprise to us. Again, it's our level of understanding of what's going on in the business so that we don't over react or that so we can communicate effectively to our teams and to you. So Lisa, I don't know if you want to add to February or e-commerce?

Lisa M. Bachmann - Big Lots, Inc. - Chief Merchandising & Operating Officer and EVP

I think you've covered the February very well, T.J. I'll talk a little bit about the e-commerce piece. We're very happy with where we are with the e-commerce business. Erica and team did a fantastic job in 2017 in building that business and working with our merchandising team and actually expanding our product offering. Both we introduced extended aisle and very late in the year, introduced much more of our supplier direct fulfillment product, predominantly in Furniture. Jennifer is absolutely loving our Ownable product that's online from Furniture to Seasonal and to our -- also our Home assortment. So our strategy is to continue to focus on that and do it in a way that we're very comfortable with the growth and the approach to our strategies. We're also introducing more capabilities online for Jennifer to improve upon her shopping experience and again, be able to give her a great shopping experience with expanded assortment to go along with it. So as you noted, Patrick, the 40% increase year-over-year growth is a strong increase. We will continue to work very closely on that growth. And as I said, we're very happy with where we are right now.

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Totally agree. Lisa and I spend time with the e-commerce team once a week, which is a lot of fun for us, probably not as much fun for them. But they've taught us a lot about it, and now with Steve onboard, Steve Haffer onboard, he has a much longer experience in this space than what we've had prior. So I think we feel very good about the strategic direction and leadership. I also think, Patrick, to your comment around the operating cost is moving in the right direction, maybe not as quickly as some might like. But I think it was very important early on that we stabilize this business and make sure we have the processes and disciplines in place, and we do; and now it's time to move into that mode of trying to grow the top line. Grow it in categories that we're known for, that Jennifer trusts us for, and that's really what you see on the website. So we're actually pretty excited or pretty interested to see how this year plays out because those bigger-ticket products online for us are where we can further differentiate.

Patrick Gerard McKeever - MKM Partners LLC, Research Division - MD, Sector Head & Senior Analyst

And then just, T.J., on the guidance for the first quarter. I know you have tougher comparisons in March and April. I think, if I recall correctly, that those months last year were up low to mid-singles. So I mean, I assume you're flat to slightly negative comp guidance takes that into consideration and also anything on the timing of Easter this year, the 2 weeks earlier Easter?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Obviously our guidance takes that into account, Patrick. I think last year was definitely a unique situation with the tardiness of tax refunds. So I don't worry so much about the prior year comparison. I guess, from our point of view, we're expecting Marple, or March and April combined, to be up in that low single-digit range, which is where the rest of the year is. So we're totally comfortable with that, and we're working hard to get there. I think from our point of view strategically, though, if -- and I know you spend a ton of time in our stores so you've probably already noticed this, in many stores or most stores, we've actually expanded the opportunity for bigger-ticket Furniture in terms of presentation. And that's all based on demand and missed opportunities last year. So I think particularly in March and April, but maybe more importantly as we move into second quarter, the big sales opportunity in Lawn and Garden and Summer is really a key driver. So we're excited about that. I think we all believe

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MARCH 09, 2018 / 1:00PM, BIG - Q4 2017 Big Lots Inc Earnings Call

we have a very strong promotional calendar for March and April, both in total and compared to last year. So I think we all believe that we're as prepared as we can be for really the next 8 or 9 weeks of the quarter.

Operator

Our next question comes from Dan Wewer with Raymond James.

Daniel Ray Wewer - Raymond James & Associates, Inc., Research Division - U.S. Hard Line Goods Analyst

T.J., I wanted to ask about Store of the Future. I think originally, there were some comments that at least a 5% sales lift would be needed for the economics, the investment to pay off. Can you talk about the sales lift that you've achieved in Phoenix and in Columbus? And then also, how did the cost for the first 30 Store of the Future compare to the original budget? And will that increase or decrease over the next 180 planned for this coming year?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Great question, Dan, and candidly I think as a group we've been looking forward to talking about Store of the Future and some of the really, really good results we've been seeing there. Again, thanks to Nick and Gary Huber and Bill Boas and their teams in those 2 key markets of Columbus and Phoenix, we have performed very well. So I think our initial comments at the investor conference and even maybe on a subsequent call in December was, depending on the store and the market, we could need anywhere between a mid-single to high single-digit comp to make the investment make sense over a 5-year time horizon, which is our lease options or our lease terms generally. Sitting here today, we remain very comfortable with those sales assumptions based on results in Phoenix and Columbus. I would tell you, Columbus is performing every bit as in line with those results and Phoenix is actually performing a little bit better. And I think the important part, Dan, is we understand or we're gaining a really good understanding of what some of those key drivers are. Obviously, Furniture, Soft Home and Seasonal moving to the front of the store, they're accounting for upwards of 70% to 75% of a lift we're seeing in the total box. So that's been validated for us that, that's a good move. Additionally, in the balance of the store, we're seeing pretty good results in some of the other categories as well, recognizing they're getting, I'll say, less of a position than they might have had in the past. So that's a positive data point for us too. I think another result or learning so far is we're actually seeing a nice mix between growing the basket and seeing a higher transaction count. Again, that's something that you know from following us for a long period of time, we've been challenged with transaction counts. So that's another positive data point. From an execution standpoint, again, kudos to Nick and the team. They have this down, Dan. They have executed every bit on their plan from a cost standpoint, from a payroll standpoint, from a calendar standpoint. They've put together the right procedures and controls so we can transfer those learnings to the next markets. We've actually pulled people out of their, I'll say, their day job or their normal job and put them in charge of this project to ensure that the execution is solid. When I talk about execution being solid, it's more than costs. For us, one of the anxious points for us was always going to be from when the store is being remodeled in that 4- to 6-week period, what happens to sales? These remodels are being done overnight, and what we're seeing is on -- at 9:00 in the morning, the store is ready for Jennifer. So we're seeing very little disruption to volume at all during the construction period. And then when we reopen, or remodel is complete, that's when we see that incremental lift. So we feel good about that data point. You also asked about other costs, in terms of capital, we're right on our plan, if not slightly below our plan. So you may recall, we estimated roughly about $400,000 per store. And again, some stores are higher and some stores are lower. I have no concerns about that number. I actually believe that when the dust settles at the end of the year, we'll be below that number. Again, I think the important part to mention here is it's a cross-functional effort. So in driving costs lower on capital, you've got a purchasing group and you've got a construction team that's doing great work and competitively bidding product and bidding services. So I think, Dan, on most every aspect, we're as encouraged, if not more so, than when we talked originally. There have been a couple of learnings along the way. So we feel very good about where we are.

Daniel Ray Wewer - Raymond James & Associates, Inc., Research Division - U.S. Hard Line Goods Analyst

Let me ask you this, the roughly 14% of the store base will be transitioning to Store of the Future by the end of 2018. If the sales lift continues, would you not expect the total company same-store sales to be above that low single-digit rate by the fourth quarter of the year?

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MARCH 09, 2018 / 1:00PM, BIG - Q4 2017 Big Lots Inc Earnings Call

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

That's not our internal plan, Dan. I think, I'll say, a bigger observation for us is we actually think incrementally, as the year goes on, comps have the opportunity to get a little better each quarter. Understanding that the fourth quarter we just came off of, and even if we had been right in the middle of our guidance, we were very consistent in saying that the fourth quarter is the more challenging quarter sometimes for us to comp as our mix changes and as people do a lot of different things and sometimes crazy things online to drive volume, that's just not been our approach or not been our model. So for us to feel as if we've got an opportunity to comp up low single digits and see volume trends improve as we move throughout the year, understanding that fourth quarter dynamic, I think that is maybe a more appropriate way for me to answer your question. We're excited about being able to touch 15% of the fleet this year. We're also excited about being able to open new stores in this format. And we've already seen success there in South Carolina; in Mesa, Arizona; and a store we just reopened in the Houston area. They've been very, very strong on new store opening volumes. So that's another good fact for us to understand.

Daniel Ray Wewer - Raymond James & Associates, Inc., Research Division - U.S. Hard Line Goods Analyst

Just a real quick question. Why invest $60 million in a new distribution center in California if the store base is going to shrink?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

We have some very, very high-volume, high-profit stores on the West Coast, Dan, and our distribution center in Rancho Cucamonga, Carlos and George do a great job with what they have. They're a little bit -- they've got a little bit of one hand tied behind their back from a physical plant, from an equipment, from a technology standpoint. And we actually own that distribution center, as you probably know, so we know there's high value there, Dan. So when the dust settles and we move into our new DC in Apple Valley, we'll have a CapEx number that's, in total, probably in the $80 million to $90 million range. We're going to finance the rest through a synthetic lease. The point in mentioning that is our building in Rancho Cucamonga, which we own, we will ultimately sell at one point. Early indications and unsolicited offers are much, much higher than the capital we're going to put out for Apple Valley. So -- net we'll end up cash in pocket and favorable, so that's part of the decision, Dan, but it's more about productivity and being able to support the Ownable categories and our future growth in our very profitable markets.

Operator

Our next question comes from Paul Trussell with Deutsche Bank.

Gabriella Olivia Carbone - Deutsche Bank AG, Research Division - Research Associate

This is Gabby Carbone on for Paul. Would you go into a bit more detail on the decision to reinvest 70% of your tax savings? And could you break that down in regards to what's going towards wages versus the e-comm initiatives you mentioned and the television and media coverage?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Sure. Great question, Gabby. We spent a lot of time as a leadership team coming up with a proposal, and we spent a lot of time with our Board of Directors this week discussing said proposal. And I think from our point of view, while maybe in the past, from our results and our turnover rates and our ability to attract talent, I think we felt very good about where we've been. But we understand looking forward, the market's shifting. And while we have a very comprehensive package for benefits that is more than just a wage rate, again, looking forward, taking a proactive view with the competitive landscape, we felt it was appropriately -- appropriate to reinvest some of those dollars to remain top of mind or remain an important employer in a lot of our markets. It's a combination of a lot of things, Gabby. And I'll be general because we haven't talked a lot about this with our own team of associates. So we'd like to communicate with them first. But I'll call it a comprehensive opportunity for really all associates across the company to participate in tax savings from a benefits perspective. It's not about any one thing. It's not just about wages or just about benefits. It's

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MARCH 09, 2018 / 1:00PM, BIG - Q4 2017 Big Lots Inc Earnings Call

a comprehensive opportunity for all of our associates to benefit. We think that's really, really important. We know we have a strong culture. We know because we measure our engagement on a quarterly or an annual basis with our associates from store team lead all the way through the general office here in Columbus. Because what makes our culture strong is these -- our associates have bought in to the strategy, and they want to win. We want to continue that momentum. The second part of your question around some of the marketing opportunities. Again, we know that we have a very good handle on what we think Jennifer expects from us, and where we want to take the brand, is to really enhance that through brand identity work, which we'll launch in April and on into the second quarter. That's not just TV and digital, but it's also communicating the why and training our associates on how to portray that new feel of a community retailer in our stores. So we think that putting some funds behind that is really, really important. And as Lisa mentioned in her e-commerce commentary, as we move towards bigger, bulkier product, different forms of getting some of our Ownable categories to Jennifer, there's a cost associated with that. We want to be prepared to test different ideas on how to maximize that opportunity with Jennifer. So there was a significant amount of thought that went into it and a significant amount of thought and challenge from our Board of Directors as well. But in the end, we think a 70-30 split of reinvesting 70% and sending 30% back to our shareholders is appropriate for where we want to go.

Operator

Our next question comes from Vincent Sinisi with Morgan Stanley.

Vincent J. Sinisi - Morgan Stanley, Research Division - VP

Wanted to ask, your comment around February, and I guess really kind of specifically around the Presidents' Day holiday, on the competitive front, you said promotions have increased a bit. Wanted to ask a little bit further, was that kind of across the store or concentrated in Furniture? And then it's encouraging to hear, with the stores that are in the Store of the Future format, that Furniture specifically is the best-performing one. I guess, with the comment that things more recently have improved, kind of what are you seeing specifically from the competitive environment? And then also with the Store of the Future, is the variance between the performance in pretty close proximity, meaning, are all 30 kind of having similar category performance?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

There's a lot of questions there. Maybe (inaudible) talk about (inaudible).

Vincent J. Sinisi - Morgan Stanley, Research Division - VP

It all kind of revolves around...

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

No, I know, you want to know how high sales can go and when. We understand that. Maybe Lisa will start off with some February and competitive insights, and then I'll come back on some of the Store of the Future details.

Lisa M. Bachmann - Big Lots, Inc. - Chief Merchandising & Operating Officer and EVP

Sure. Vincent, what we learned in February, both from talking with our vendors and also just seeing from what was going on in the marketplace ourselves and the competitiveness on television, there clearly was a specialty player out there that I think T.J. said kind of was trying to buy the business during February and was extremely competitive from a pricing, from an offering standpoint. And again, from our intel, we're told that, that was done at a very significant erosion to margin and certainly not a sustainable model. But that said, as we exited the Presidents' Day event, again, we became -- our business certainly came back on track to what some of our expectations were. So that's why we clearly feel that some of

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MARCH 09, 2018 / 1:00PM, BIG - Q4 2017 Big Lots Inc Earnings Call

the extraordinary things that took place during February, and specifically during the Presidents' Day holiday, had a short-term implication on our performance.

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Yes, and I think from a Store of the Future point of view, we do see a difference in performance by stores. I would tell you, we have -- I could count maybe 1 or 2 stores where we have not seen lifts, and we understand those reasons. So we opened a new store here in Columbus that's cannibalizing another store. We get that. But broadly speaking, we're seeing very good performance across the large majority of our stores. There can be a range of performance because in some of these locations, you have to understand, we've had Seasonal and Furniture tucked away in the back of the store for a long, long time and oftentimes Jennifer might not even know we were in the business. So bringing it forward and really opening up the store is a significant change when she walks in, to the point where sometimes, she walks in, walks back out and checks the sign up top and, "Am I in the right place?" But Martha and Michelle and Nick and the entire team have done a great job of really looking at every store, store-by-store layouts, fixturing, where do categories and departments go, where do we need to potentially downsize a category to make more room in the front of the store. It's been a very detailed process store by store by store. So we expect that the volume differences are going to be different store-by-store. But when we look at it in totality in a market like Columbus or in a market like Phoenix or even in a market like Charleston and Myrtle Beach, as those stores are now days into their unveil, so to speak, without marketing, they're seeing very nice lifts. So hopefully that helps you a little bit. But I think again, I'll go back to a comment I made with Dan's question, the large majority of the data points that we've seen so far are as good, if not better, than what we would've expected. And the learnings have been quickly actioned by the entire KRA team.

Vincent J. Sinisi - Morgan Stanley, Research Division - VP

Okay. All right. That's very helpful. And if you don't mind, if I could just slide in one -- truly one quick follow-up. You did have, in the fourth quarter specifically, nice gross margin performance relative to, as you mentioned, your expectations. Within kind of the commentary, you did mention about freight. Just any further color there or maybe ability to mitigate some of the higher costs? Or is it pretty in line with your expectations for the coming few quarters?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Sure. On the last call, we talked about not knowing the results of our physical inventories. Now we know them, and that was a key variance from beginning of quarter to end of quarter. That's not in any way, shape or form should that diminish the hard work that was done by the merchant teams to manage their inventories, manage their markdowns appropriately and come into the new season fresh and ready for business. So all of that worked well together. From a freight perspective, I think you know this and many others do, but just for the benefit of saying it, inbound freight for us is in gross margin. Outbound freight is in SG&A. From an inbound perspective and how it relates to gross margin, we are a fairly significant importer of product coming out of China and some of the Asian countries. So we do have an opportunity and tend to get fairly good results from a rate perspective. So I feel good about where we stand currently there. The more significant challenge is on inbound freight from a domestic standpoint. And we, like every other retailer that you've probably covered so far this earnings season, are paying attention to those costs very, very closely. There are things that we can do between the logistics team and our merchandising teams to make sure that we're being smart about how we go about it and being on time with deliveries and make sure we're cubing out trailers and doing all of those things. Our team is all over that. The rate card though is a little bit of a variable. And to the extent possible, we've tried to factor that into our guidance. We're paying very close attention to it, and we think we're doing everything we can that's within our control.

Operator

Our next question comes from Alvin Concepcion with Citi.

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MARCH 09, 2018 / 1:00PM, BIG - Q4 2017 Big Lots Inc Earnings Call

Alvin C Concepcion - Citigroup Inc, Research Division - VP and Senior Analyst

I'm just wondering if you could talk about how much weather impacted your comps in the quarter? And also a follow-up to that, just wanted to get a better understanding of your guidance. I mean, you're expecting a flat to slightly negative comp in the first quarter. It's the easiest compare for the year, just gets tougher from there. So I'm just wondering what gets you confidence that comps will pick up more significantly as the year progresses?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Sure, Alvin. Very fair questions. Again, none of us enjoy talking about weather, but we need to understand it and how it impacts our business so we can make good decisions. I think the comment that I made earlier was, in the fourth quarter, if you look at to the midpoint of our comp guidance and where we actually ended up, I'd say easily 2/3 of that, if not 3/4 of the variance, came in those middle weeks in the month of January. So the biggest, most important, most competitive months of November and December, we were very close to our internal plan from a sales perspective. That's encouraging to us. We don't necessarily control the weather in the month of January. As we look forward to the first quarter, yes, it's an easier compare if you just look at last year comps. I think we all understand why last year comps were where they were from really speaking specifically to tax refunds. So those have -- the tax refunds have been very similar, almost to the day this year. So that's again, I know it's an easier comparison when you look at it on the page but in terms of comp activity, that's comp activity and very similar. I guess what gives us confidence, Alvin -- and Lisa, certainly, should kick in here from a merchandising perspective, is to look forward, look at a store currently, the enhanced quality and product that we're offering. And specifically, in those regions of the country, I'll reference the West Coast again, our business is still in positive territory even in the month of February.

Lisa M. Bachmann - Big Lots, Inc. - Chief Merchandising & Operating Officer and EVP

Yes, T.J., I think I will add to that. From a confidence standpoint, we also have the benefit of some warmer weather regions that can give us good insight into how some of our newness is performing. So as an example, this year, we are expanding our Lawn and Garden patio furniture pretty significantly, and we've got some great product and at higher price points that have clearly resonated with Jennifer. And as we look at some of the warmer weather regions, like California, as an example, we're very, very encouraged. So when you think about the weather up in New England, especially at the past week and the nor'easter, we have confidence that when that weather turns, that product will really resonate and perform. Same thing with our indoor furniture. I mean, as I talked earlier, there's a lot of newness that is coming, newness that's recently landed in motion. And again, with the luxury of having visibility to other areas of the country that aren't impacted by some of the weather challenges that we saw in February, again, very encouraged on the sales results there.

Alvin C Concepcion - Citigroup Inc, Research Division - VP and Senior Analyst

Great. And I'm also just wondering if the comp benefit from Store of the Future is something that's crucial to you hitting your guidance, just wondering if you could help us understand if that's going to be a significant contributor?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Sure, Alvin. We go through a process of delayering the business for the plan, and then we delayer the actual weekly results against it. So we understand, if you look at the midpoint of the range that we gave as low single digits, so put that at a 2 for the year, I'd say that the Store of the Future comp is probably in the neighborhood of 20% to 25% of it, again, growing as the year goes on as we get more and more stores up and running. So having confidence around Columbus, Phoenix, now Charleston, Myrtle Beach, Austin is on its way and on the right track, we've got 3 to 4 markets starting at the end of April, once we got past Easter, all of that is working as planned. So we're excited to get moving and get to more and more stores.

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MARCH 09, 2018 / 1:00PM, BIG - Q4 2017 Big Lots Inc Earnings Call

Operator

Our next question comes from Matthew Boss with JPMorgan.

Matthew Robert Boss - JP Morgan Chase & Co, Research Division - MD and Senior Analyst

So Tim, I guess, to take a step back, in September, you laid out a 3-year plan which called for 5% to 8% annual operating income expansion. If I back out the extra week and the 70% tax savings reinvestment or $25 million, I guess I'm shaking out at 3% to 4% at the midpoint of your guide for year 1. I guess, did anything change with the 3-year plan? Should we now think about it more back-end loaded? Just any help you can provide.

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Sure, Matt. Very fair question. So in August last year with the Board, in December with the Board and this week with the Board, we set through our expectations for 2018. And from our point of view, nothing's really changed in that light. We've always been focused on a low single-digit comp. We've always been focused on slight improvement in the gross margin, keeping our cost tight but yet investing in Store of the Future, Apple Valley, DC, new corporate office. Those pieces, nothing's really changed in that space. The only thing that's really different in that time frame is the tax reform savings. And the opportunity to reinvest that. And there's income statement, geography that goes along with that. We think it's the right thing to do. The Board agreed, and that's why we've kind of moved forward. So nothing's really changed in that space. I do think, when we were at the investor conference back in September, I do know that we were consistent in talking about 2018 being the most challenging of those 3 years for that simple reason that there's the beginning of investments that happened almost simultaneously. And that does impact the P&L for, and the CapEx, which you see in our guidance, for this year. As we move into '19 and '20, each of those start to moderate and are more back to the model that you had seen in the last 3 years.

Matthew Robert Boss - JP Morgan Chase & Co, Research Division - MD and Senior Analyst

Okay. And then just a follow-up. Inventory per store I think exited the year up 3%, it's like 200 basis points above the 3Q level. Can you speak to the comfort with the level and composition of your inventory today?

Lisa M. Bachmann - Big Lots, Inc. - Chief Merchandising & Operating Officer and EVP

Well, yes, sure. First of all, I think we had, with the 3% increase, a little bit of a timing difference there because of the 53rd week, but we were very well positioned with our Furniture. Also, Patio Furniture was coming in. And as I talked about earlier, we had a very large expansion planned this year, so we're very excited about the opportunity that's in front of us with that inventory positioning. But some of it was timing but all of it was planned. So we're very, very comfortable with where we're positioned.

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Agree, Matt.

Operator

Our next question comes from Peter Keith with Piper Jaffray.

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MARCH 09, 2018 / 1:00PM, BIG - Q4 2017 Big Lots Inc Earnings Call

Peter Jacob Keith - Piper Jaffray Companies, Research Division - Principal and Senior Research Analyst

I was wondering if you could perhaps put on your economist hats and talk about the outlook for your consumer, various changes going on that may be helping or hurting, I'm talking specifically about maybe wage inflation or tax reform benefits offset by higher gas prices. Could you kind of provide your thoughts on that and if you think your core consumer is going to be better or worse off in 2018?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Yes, actually, Matt -- or Peter, I think you did a lot of work around this. And we read your note, and I think you can probably speak in a little more detail than we can. I think we understand that there are certainly some positive changes in the macro environment for Jennifer and for our core customer base. So that's encouraging to us. Yes, we would like to see gas prices remain moderate but again, those things aren't necessarily parts that are within our control. But I think on balance, we feel as if this is -- all of those factors together are a net positive over time. So I'm not sure what else we could add to the work that's been done by you and a couple of others on the Street in terms of trying to understand that.

Peter Jacob Keith - Piper Jaffray Companies, Research Division - Principal and Senior Research Analyst

Okay, that's fair enough. I appreciate the commentary. Maybe one other strategic question for Lisa. So looking at the Mattress category, and I think the specialty player you're talking about over Presidents' Day is mattress related. It seems like that category is getting hyper promotional around adjustable bases and you're seeing substantial deflation in that category. That doesn't seem to be an area where you guys have an offering right now, and I'm wondering if that perhaps makes you a little less competitive. Is there any thoughts of bringing in adjustable bases or are there any logistical issues around that, that perhaps prevent it?

Lisa M. Bachmann - Big Lots, Inc. - Chief Merchandising & Operating Officer and EVP

Well, actually, that's a great question. And I'm really proud to say that the team has tested adjustable bases and has really resonated with Jennifer, and we are launching that in spring of '18. It will be in a select subset of our stores to start with, and we'll also be offering it online through our supplier direct fulfillment. So we're very excited about being able to bring that to Jennifer. Again, it's another example of the newness that we're continuing to work towards for her.

Operator

Our next question comes from Brian Nagel with Oppenheimer.

Brian William Nagel - Oppenheimer & Co. Inc., Research Division - MD & Senior Analyst

So the first question I had, just with regard to the reinvestment. It seems as though the plans, at least from our preview, the plans you're laying out today suggests a higher reinvestment rate than other retailers. So as you look at -- and taking into consideration all the color you gave and also recognizing you haven't given guidance further out beyond this year, but as we look beyond 2018, should there be some type of shift in that reinvestment rate? In other words, is reinvestment likely to be higher in '18 than it will be in the following years?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Very fair question, Brian. I know in your note, you had us I think reinvesting roughly half of the tax reform savings, and we did go a little bit higher than that. I do think, too, it's important to look at the absolute dollars. So I would suggest $25 million or $35 million are probably on the low side of what you're hearing others talk about in terms of overall dollars. So our rate might look a little bit higher. But from our point of view, it's again more about looking forward in the competitive landscape and staying towards the top of the list of companies that potential associates consider. We do see this as kind of a, I'll say, a unique opportunity, a unique point in time, and '18 is kind of an adjustment in that way. I would suggest to

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MARCH 09, 2018 / 1:00PM, BIG - Q4 2017 Big Lots Inc Earnings Call

you the only potential increment as we move into 2019 might be anything that we're implementing in '18 that doesn't have a full year runway yet. So again, we're sitting here on March 9, and we're 6 weeks into the year almost and to implement some of these changes probably takes us out to May 1. So as we get into next year, you've got a quarter you -- obviously, you're not going to be anniversarying anything. So that would be the only thing I could think of off the top of my head, Brian, that might be unique about next year. I think our challenge as a business is yes, we've got some new costs here. As we move into '19, we have to stay focused on that core operating model and making sure a low single digit comp we're generating operating margin leverage again. We did a very good job of that from '14 through '17. '18 here, we've got investment and a reset with the tax piece. In '19, we need to return to that model of leverage.

Brian William Nagel - Oppenheimer & Co. Inc., Research Division - MD & Senior Analyst

Got it. That's helpful. And then just my follow-up question. With regard to tax refunds and the impact to your business. So you mentioned, I think in response to a question, your comments that basically tax refunds are tracking consistent this year with where they were last year. We're seeing that in our data as well. The question I have is, is that dynamic necessarily a neutral for your sales or is there still a negative that those dollars are still coming -- that those refunds are still coming back to consumers later than they were, maybe not last year but a couple years ago?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

Not sure how to answer that. The tax return dollars have actually comped almost to the day, and we have data going back 6 or 7 years because we can't help ourselves. We'd like to track that kind of stuff. It materially impacts our business on a day when a lot of the money starts going out. We know that. Would our business be better? I think if I'm understanding your question, would our business potentially be better in the first quarter if, say, the IRS started sending out money again in late January or early February? I would imagine it would be. Is there a chance that, that is going to happen? Probably not. I think the IRS, like most of us, like having the float. I can't imagine them taking a step back and starting to send money out early again. So we don't think about that too much. We want to make sure we've got our promotional calendar aligned to when the money is out there, and I think we did that this year. It's unfortunate that we had some of the challenges around Presidents' Day that we don't get to fully understand or fully see the benefit.

Operator

Our next question comes from Sean Kras with Barclays.

Sean Stephen Kras - Barclays Bank PLC, Research Division - Research Analyst

So I'm trying to understand the outlook for the base business, just maybe want to go back to the guidance for a second. So my math sort of at the midpoint gets me to an EBIT margin of about 4.9% to 5% and EBIT dollars down about 10% on a 52-week adjusted basis. Am I thinking about that right?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

So I guess from our point of view, Sean, I think that's probably a little heavy or maybe a little too pessimistic. Again, we really looked at, as you may recall from the past, that a low single-digit comp in our base business or our core business generating operating profit dollar growth in the high single digits or low double digits. That's been the model that we've strived for, and it worked for us in '14, '15, '16, and even in '17 for most of the year. That's the plan we're laying out for '18, absent the investments in Store of the Future, absent the investments around the new headquarters and absent the investments or reinvestment of tax savings dollars. So really, the core model hasn't changed all that much. It's still levering absent those investments. But it's the uniqueness of all these coming together at once. So I think you're maybe a little pessimistic on the operating profit piece, but we didn't really get down to that level of detail on our guidance.

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MARCH 09, 2018 / 1:00PM, BIG - Q4 2017 Big Lots Inc Earnings Call

Sean Stephen Kras - Barclays Bank PLC, Research Division - Research Analyst

Okay. I was trying to build up to it. That's helpful. And in terms of the 70% of tax reform being reinvested back into the business, you gave a little bit of commentary on sort of the timing of that. I mean, I think you mentioned that'll be into May until some of the starts. But I guess, in terms of that dollar amount of $25-or-so,$25-or-so million that's going back in the business, how much of that is in your plan to be reinvested this year?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

That is the number in our plan to be reinvested this year, it's $25 million.

Sean Stephen Kras - Barclays Bank PLC, Research Division - Research Analyst

Okay. Then so it's that run rate, got it. Okay. And then just on domestic freight, you spoke about this earlier as well. I'm just wondering if you can sort of quantify exactly what that had been -- might be in terms of either basis points or dollars?

Timothy A. Johnson - Big Lots, Inc. - CFO, Chief Administrative Officer and EVP

You know what, I don't think we've historically quantified that, Sean. I apologize for that, but that's probably not something that we want to start breaking out now. I would tell you that again, historically, that's been a net neutral to a little bit of a tailwind for us, particularly as we go back and think about 2016, probably a neutral in '17, it's probably a little bit of a headwind as we move into 2018.

Sean Stephen Kras - Barclays Bank PLC, Research Division - Research Analyst

Okay. And then just one last one for me. Obviously, Furniture, Soft Home, and Seasonal have been important drivers of the business. I'm just wondering how you're thinking about Consumables and Food this year. Obviously, we've seen some improvements in the business, just wondering if you think that those categories can continue to kind of have their current run rate or maybe even improve a little bit in 2018?

Lisa M. Bachmann - Big Lots, Inc. - Chief Merchandising & Operating Officer and EVP

I'll take that one. Yes, Food and Consumables, we continue to believe clearly that we can win in these categories. And closeouts continue to be an important part of that value proposition. And also, what Jennifer has told us in both Food and Consumables is that consistency of assortment is important to her as well. And we have -- in '17, we expanded some of our NVO product lines, we're continuing to do that in '18 and we're also introducing more of the brands that she has told us that she would like to see more consistently in our business. So strong performance in our HBC and our over-the-counter assortments. Team has done an outstanding job there in growing that business. And so again, we have continued to see positive signs from the Consumable growth and have no reason to believe that, that will not continue. It is part of our plan, it's part of the expansion of our assortment there, and we feel very, very good about the strategies that we have set forth there.

Andrew D. Regrut - Big Lots, Inc. - VP of IR

Okay, thank you, everyone. Anthony, would you please close the call with replay instructions.

Operator

Thank you, ladies and gentlemen. A replay of this call will be available to you by noon, Eastern today, 12:00. The replay will end at 11:59 p.m. Eastern on Friday, March 23, 2018. You may access the replay by dialing toll-free U.S.A. and Canada 1 (888) 203-1112, and enter the replay passcode of 1281773 followed by the pound sign. Thank you for your participation.

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MARCH 09, 2018 / 1:00PM, BIG - Q4 2017 Big Lots Inc Earnings Call

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